SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 7, 2014

JONES LANG LASALLE INCORPORATED
(Exact name of registrant as specified in its charter)

Maryland	001-13145	36-4150422
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Randolph Drive, Chicago, IL	60601
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (312) 782-5800

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Colin Dyer, President and Chief Executive Officer of Jones Lang LaSalle Incorporated (the “Company”), has adopted a stock trading plan (the “10b5-1 Plan”) in accordance with guidelines specified by Rule 10b5-1 under the Securities and Exchange Act of 1934, as amended. This 10b5-1 Plan is in addition to a previous plan, which remains in place, announced in a Current Report on Form 8-K dated February 13, 2013.

Rule 10b5-1 permits corporate officers, directors and others to adopt written, pre-arranged stock trading plans when they are not in possession of material, non-public information. Using these plans, insiders may gradually diversify their investment portfolios and spread stock trades over a period of time regardless of any material, non-public information they may receive after adopting their plans. In accordance with the 10b5-1 rules, Mr. Dyer will have no discretion over the sales of his shares of common stock under the plan.

Under the 10b5-1 Plan, up to 47,246 shares of the Company’s common stock may be sold into the marketplace, subject to satisfaction of certain conditions. It is expected that sales under the 10b5-1 Plan will would be completed by June 15, 2015. Under the 10b5-1 Plan, shares would be sold in monthly installments.

Mr. Dyer currently has an ownership interest in a total of 160,001 shares of the Company’s stock, consisting of shares of previously vested restricted stock units, shares of restricted stock units that have not yet vested and shares purchased directly in the open market.

Any transactions under the 10b5-1 Plan will be disclosed publicly through Form 4 filings with the Securities and Exchange Commission when due. Except as may be required by law, the Company does not undertake to report stock trading plans by other officers or directors of the Company, or to report modifications or terminations of any such plans.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 12, 2014	JONES LANG LASALLE INCORPORATED

	By:	/s/ Mark J. Ohringer
		Name:	Mark J. Ohringer
		Title:	Executive Vice President, Global General Counsel and Corporate Secretary

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